                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

              CARY BROKAW PRODUCTIONS, INC., A DELAWARE CORPORATION

                                   CARY BROKAW

            AVENUE ENTERTAINMENT GROUP, INC., A DELAWARE CORPORATION

                                       AND

                  AVENUE PICTURES, INC., A DELAWARE CORPORATION







                                September 2, 2005

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of September 2, 2005, by and among CARY BROKAW PRODUCTIONS, INC., a Delaware corporation ("BUYER"), Cary Brokaw, an individual ("BROKAW"), Avenue Pictures, Inc., a Delaware corporation ("SELLER"), and Avenue Entertainment Group, Inc., a Delaware corporation ("PARENT"). Buyer, Brokaw, Seller and Parent are hereinafter referred to collectively herein as the "PARTIES."

                                    RECITALS

         A. Seller wishes to sell and transfer, and Buyer wishes to purchase and receive, certain assets and certain related liabilities of Seller.

         B. Brokaw is the sole member of Buyer and, in consideration for the asset sale and transfer described above, wishes to surrender certain rights and certain securities of Seller and Parent held by Brokaw.

                                    AGREEMENT

         In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:


                                    ARTICLE I
                                  THE PURCHASE

         1.1      PURCHASE AND SALE OF ASSETS.

                  (a) Upon and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.6(a)), Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, in consideration of the payment of the Purchase Consideration to Seller as described in Section 1.3, all right, title and interest, free and clear of all Liens in and to the following assets of Seller (collectively, the "ACQUIRED ASSETS"):

                           (i) ASSIGNED CONTRACTS. All rights of Seller under
the agreements identified in SCHEDULE 1.1(A)(I) (collectively, the "ASSIGNED CONTRACTS"). For purposes of clarity, Buyer shall assume such Assigned Contracts as of the Closing. All royalties and other payments paid or payable to Seller under such Assigned Contracts following the Closing (including all accrued but unpaid royalties and other payments) shall become the property of Buyer as of the Closing, and all claims of Seller under such Assigned Contracts (whether or not such claims have arisen or been asserted prior to the Closing) shall become the property of Buyer as of the Closing.

                           (ii) ASSETS RELATED TO THE ASSIGNED CONTRACTS. All
goodwill, Intellectual Property (as hereinafter defined), and other assets owned, controlled by, or licensed to Seller that, directly or indirectly, arises out of, or relates to, the Assigned Contracts or the properties or assets to which the Assigned Contracts pertain.

                           (iii) TRADEMARKS. All Trademark and other
Intellectual Property associated with the "Avenue Pictures" and "Avenue Entertainment" names (the "AVENUE TRADEMARKS"); PROVIDED HOWEVER that, effective upon the Closing, Buyer hereby grants Seller a limited, non-transferable, royalty-free, worldwide license to use the Avenue Trademarks for the sole purpose of conducting business under such name until the corporate name of Seller has been altered pursuant to Section 6.1 below.

                           (iv) TANGIBLE ASSETS. The tangible assets of Seller
set forth on SCHEDULE 1.1(A)(IV).

                           (v) PRE-CLOSING REVENUES. Any revenues received by
Seller or Parent pursuant to the Assigned Contracts subsequent to September 30, 2004 and prior to the Closing (as defined below). Any such revenues received by Seller and Parent shall be segregated and set aside for the benefit of Buyer, and shall be paid to Buyer at the Closing (subject to any Participation Rights of Seller pursuant to Section 1.3(a) below).

                  (b) Buyer shall not acquire anything from Seller other than the Acquired Assets.

         1.2 ASSUMPTION OF LIABILITIES. Upon and subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible for, and perform, from and after the Closing, Seller's obligations under each of the Assigned Contracts and only such other obligations and liabilities as are specifically described in SCHEDULE 1.2 (the "ASSUMED LIABILITIES"). Buyer shall not assume or become responsible for, and Seller shall remain liable for and responsible for the performance of, any and all obligations and liabilities of Seller existing as of the Closing (or arising after the Closing) other than the Assumed Liabilities (collectively, Seller's "RETAINED LIABILITIES"). The Retained Liabilities shall include, without limitation, any and all liabilities and obligations relating to the Assigned Contracts that arose prior to the Closing Time.

         1.3 PURCHASE CONSIDERATION. In full consideration of Seller's sale, transfer, conveyance, assignment and delivery to Buyer at the Closing of the Acquired Assets, Buyer and Brokaw shall deliver to Seller at the Closing the "PURCHASE CONSIDERATION" consisting exclusively of the following:

                  (a) Buyer shall grant Seller certain continuing interests in the revenue and/or compensation of certain of the projects that are subject to the Assigned Contracts, all on the terms set forth on SCHEDULE 1.3(A) hereto (the "PARTICIPATION RIGHTS");

                  (b) Brokaw shall transfer and assign to Seller 711,250 shares of common stock of Parent ("COMMON STOCK OF PARENT") held by Brokaw, free and clear of all liens and encumbrances, other than any liens or encumbrances created by Seller or Parent. For avoidance of doubt, Brokaw shall retain all other shares of Common Stock of Parent currently held by Brokaw, or 700,000 shares (the "BROKAW SHARES").

                  (c) Brokaw shall tender to Parent for cancellation all options to purchase shares of Common Stock of Parent (other than the option described in Section 1.4 below).

                  (d) Brokaw shall agree, until the 18-month anniversary of the Closing Date, (i) not to sell, or make any short sale of, the Brokaw Shares or any shares issued upon exercise of the Amended Option, without the prior written consent of the Parent, and (ii) not to execute any agreement regarding (i) above; provided however that the foregoing restriction shall be binding on Brokaw only for so long as all executive officers and directors of Parent agree to be similarly bound.

                  (E) Brokaw shall undertake that, in the event that Buyer engages in a Sale or an Initial Public Offering with five (5) years from the date of this Agreement, Brokaw shall pay or transfer to Parent (subject to any restrictions on transfer applicable to any non-cash consideration), promptly following the closing of such Sale or Initial Public Offering, an amount of consideration equal to the difference between (i) twenty percent (20%) of the proceeds Brokaw receives in such Sale or Initial Public Offering (if any) with respect to Brokaw's interest in Buyer, and (ii) the aggregate value of all consideration paid prior to such date to Seller and/or Parent pursuant to this
Section 1.3.

         1.4 STOCK OPTION ISSUANCE. At the Closing, Parent shall issue and deliver to Brokaw an option to purchase 500,000 shares of Parent at an exercise price of $.50 per share, and with an exercise period terminating on the fifth anniversary of the Closing.

         1.5 ALLOCATION OF PURCHASE CONSIDERATION. The Purchase Consideration plus, to the extent applicable, any Assumed Liabilities shall be allocated among the Acquired Assets in the manner mutually agreed by the parties, such agreement to be concluded within 90 days of the date of this Agreement. Each Party hereto shall file all tax returns in a manner consistent with such allocation. The Parties agree that the transactions contemplated by this Agreement constitute a sale, rather than a license, of the Acquired Assets for United States federal income tax purposes, and to file all tax returns in a manner consistent with such treatment. The payment by Buyer to Seller of the Purchase Consideration shall be free and clear of any deduction or withholding for or on account of any taxes, charges, or remittance fees. Buyer and Seller agree to cooperate to provide such withholding or other certificates as are necessary to provide for the foregoing.

         1.6 THE CLOSING.

                  (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Alschuler Grossman Stein & Kahan, 1620 26th Street, North Tower, Santa Monica, California 90404, at 12:00 p.m. local time on September 2, 2005, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "CLOSING DATE"). The time of day on the Closing Date that the Closing occurs is hereinafter called the "CLOSING TIME."

                  (b) At the Closing:

                           (i) Seller shall deliver to Buyer the various
certificates, instruments and documents referred to in Section 5.1;

                           (ii) Buyer shall deliver to Seller the various
certificates, instruments and documents referred to in Section 5.2;

                           (iii) Seller shall deliver to Buyer a certificate of
the secretary of Seller, dated as of the date hereof, certifying as to (i) the Certificate of Incorporation of Seller as in effect as of the date hereof, (ii) the Bylaws of Seller as in effect as of the date hereof, (iii) resolutions approved by the board of directors of Seller and the board of directors of Parent authorizing this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby, and (iv) resolutions approved by the required vote of Seller's stockholders and Parent's shareholders authorizing this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby;

                           (iv) Seller shall execute and deliver to Buyer: (A)
the bill of sale in the form attached hereto as EXHIBIT A (the "BILL OF SALE"),
(B) the Assignment and Assumption Agreement in the form attached hereto as EXHIBIT B (the "ASSIGNMENT AGREEMENT"), and (C) such other instruments of conveyance and supporting documents as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets (the "ADDITIONAL CONVEYANCE Agreements") even if after the Closing;

                           (v) Buyer and Brokaw shall deliver to Seller the
Purchase Consideration;

                           (vi) Buyer and Brokaw shall deliver to Seller the
Voting Agreement in the form attached hereto as EXHIBIT C (the "VOTING AGREEMENT"), duly executed by Brokaw;

                           (vii) Buyer and Brokaw shall deliver to Seller all
books and records of Seller in Buyer and Brokaw's possession that are not directly related to the Acquired Assets;

                           (viii) Seller shall deliver to Buyer, or otherwise
put Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

                           (ix) Parent and Seller shall deliver to Buyer and
Brokaw the Voting Agreement duly executed by Parent;

                           (x) Seller shall pay to Buyer any amount due pursuant
to Section 1.1(a)(v) hereof.

         The Bill of Sale, Assignment Agreement, Voting Agreement, and the Additional Conveyance Agreements are hereinafter referred to collectively as the "ANCILLARY DOCUMENTS".

         1.7 FURTHER ASSURANCES. Purchaser and Brokaw will deliver to a representative designated by the Company, at the Closing or as soon as practicable thereafter, copies of all material corporate books and records in Purchaser's or Brokaw's possession, including copies of all material agreements to which the Company is a party, provided that Purchaser and Brokaw may keep copies of such books and records for their files. At any time and from time to time after the Closing, at the request of any Party and without further consideration, each Party shall execute and deliver such other instruments of sale, transfer, conveyance and assignment or assumption and take such action as another Party may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's rights to, title in and ownership of, the Acquired Assets, to place Buyer in actual possession and operating control thereof, to confirm Buyer's assumption of the Assumed Liabilities and/or to confirm Seller' retention of the Retained Liabilities (as the case may be) and to carry out the purposes and intent of this Agreement. Without limiting the foregoing, (i) at all times from and after the Closing, in event that Seller receives any payments or other consideration pursuant to any Assigned Agreement, Seller shall promptly transfer such payments or other consideration over to the Buyer, and (ii) Buyer and Seller shall execute and deliver such agreements and instruments as any of the parties to the Assigned Contracts may reasonably require to evidence the assignment and assumption of the Assigned Contracts and the rights and obligations of Seller thereunder.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Article II are true, correct and complete as of the date of this Agreement, except to the extent that of any exceptions to the following that would reasonably be expected to be known to Buyer or Brokaw:

         2.1 ORGANIZATION; CAPITALIZATION. Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify, individually or in the aggregate, would have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties, assets or prospects of Seller (a "MATERIAL ADVERSE EFFECT"). Seller is a wholly owned subsidiary of Parent, and no Person other than Parent has any equity interest, or any other interest of any kind convertible into an equity interest, in Seller.

         2.2 AUTHORIZATION. The execution and delivery by Seller and Parent of this Agreement and the Ancillary Documents, and the consummation by Seller and Parent of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and Parent. This Agreement and the Ancillary Documents, when executed and delivered by Seller and Parent, constitute, or will constitute, the valid and legally binding obligations of Seller and Parent, enforceable against Seller and Parent in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity (regardless of whether considered in a proceeding in equity or at law).

         2.3 NONCONTRAVENTION. The execution and delivery by Seller and Parent of this Agreement and the Ancillary Documents and the consummation by Seller and Parent of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Seller or Parent; (b) violate the provisions of Seller's or Parent's Certificate of Incorporation, Bylaws, or other organizational documents; (c) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator applicable to Seller or Parent or any of the Acquired Assets; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or require any consent under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon any of the Acquired Assets, pursuant to any indenture, mortgage or deed of trust or other agreement or instrument to which Seller or Parent is a party or by which Seller or Parent or any of their respective assets is bound.

         2.4 INTELLECTUAL PROPERTY.

                  (a) Seller and Parent own or have the right to use all Intellectual Property used in the operation of its business or necessary for the operation of their business as presently conducted. Each item of Intellectual Property owned by or used by Seller in the operation of its business that is acquired by Buyer pursuant to this Agreement and the Ancillary Documents will be owned or available for use by Buyer on substantially identical terms and conditions immediately following the Closing.

                  (b) There are no legal or governmental proceedings (other than current Trademark applications) pending which relate to the Intellectual Property of Seller, and Seller is not aware of any information indicating that such proceedings are contemplated or threatened by any Governmental Body or other person.

         2.5 OWNERSHIP OF ASSETS. Seller is the true and lawful owner of, and has good and marketable title to, or leasehold interest in, all of the Acquired Assets, free and clear of all Liens. Buyer is hereby acquiring, and immediately following the Closing Buyer will own and lawfully possess, good and marketable title to all of the Acquired Assets, free and clear of all Liens. No Person other than Seller owns, controls, or has any interest in, any of the Acquired Assets other than, with respect to the Assigned Contracts, Persons (other than Seller) that are parties thereto.

         2.6 COMPLIANCE WITH CONTRACTS.

                  (a) Each Assigned Contract is a valid and binding agreement of Seller, and Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                  (b) Seller has fulfilled all its material obligations required pursuant to each Assigned Contract prior to the Closing Time, and Seller has no reason to believe that, but for the execution of this Agreement and the consummation of the transactions contemplated herein, the obligations of Seller under each Assigned Contract which remain to be performed after the Closing Time could not be performed in accordance with their terms;

                  (c) Seller is not in material breach of or default under any Assigned Contract, and no event has occurred that would, with the passage of time or the giving of notice or both, constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                  (d) The continuation, validity and effectiveness of each Assigned Contract will not be affected by the transfer thereof to Buyer under this Agreement, and all the Assigned Contracts are assignable to Buyer without the consent of any third party; other than the Assigned Contract Consents described in Section 4.2 below.

         2.7 BROKERS' FEES. There is no investment banker, broker, finder or other intermediary who has been retained or is authorized to act for Seller or Parent who is entitled to a fee or commission from Seller or Buyer upon consummation of the transactions contemplated hereby.

         2.8 DISCLOSURE. No representation or warranty by Seller or Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller or Parent pursuant to this Agreement or the Ancillary Documents, contains or upon delivery will contain any untrue statement of a material fact or omits or upon delivery will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and Parent that the statements contained in this Article III are true, correct and complete as of the date of this Agreement.

         3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

         3.2 AUTHORIZATION. The execution and delivery by Buyer of this Agreement and the Ancillary Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Documents, when executed and delivered by Buyer, constitute, or will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

         3.3 NONCONTRAVENTION. The execution and delivery by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Buyer; (b) violate the provisions of the charter or by-laws of Buyer; (c) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator applicable to Buyer; or (d) result in the breach of, or constitute a default under, any indenture, mortgage or deed of trust or other agreement or instrument to which Buyer is a party that would materially adversely affect Buyer's ability to perform its obligations hereunder.

         3.4 BROKERS' FEES. There is no investment banker, broker, finder or other intermediary who has been retained or is authorized to act for Buyer who is entitled to a fee or commission from Seller or Buyer upon consummation of the transactions contemplated hereby.

         3.5 DISCLOSURE. No representation or warranty by Buyer contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Buyer pursuant to this Agreement or the Ancillary Documents, contains or upon delivery will contain any untrue statement of a material fact or omits or upon delivery will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV
                                    COVENANTS

         4.1 BEST EFFORTS. Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

         4.2 NOTICES AND CONSENTS. Each Party shall obtain, at its expense, all such waivers, releases, permits, consents, approvals or other authorizations from third parties and Governmental Bodies as are necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents, including, without limitation, in the case of Seller, the written consent to the assignment of each Assigned Contract listed in Schedule 4.2 hereto from each of the parties thereto to the extent required by the terms of the Assigned Contract (the "ASSIGNED CONTRACT CONSENTS").

         4.3 FINANCIAL STATEMENTS; AUDIT. Buyer will keep and maintain accurate books and records adequate for Seller to ascertain the amounts payable to Seller pursuant to Section 1.3(a) hereof for a period of two (2) years from the end of each quarter when such amounts are payable. In connection therewith, promptly after the end of each calendar quarter after the Closing Date through June 30, 2008, and promptly after the end of the six-month periods ending December 31, 2008, June 30, 2009, December 31, 2009, and June 30, 2010, Buyer will deliver to Seller a report setting forth sufficient detail to accurately ascertain the amounts payable to Seller pursuant to Section 1.3(a) hereof for the applicable quarter or six-month period. Such bi-annual reports will continue to be delivered after June 30, 2010 to the extent that material payments continue to be due under this Agreement subsequent to such date. Buyer will furnish Seller with such report whether or not any amounts are payable by Buyer to Seller for such quarter or six-month period. Seller will have the right to audit the books and records of Buyer relating to such payments for the sole purpose of verifying such amounts, not more than once per calendar year upon providing at least sixty
(60) days prior written notice to Buyer. All such audits will be conducted during reasonable business hours of Buyer, and in a manner that does not unreasonably interfere with Buyer's normal business activities, by an independent certified public accountant or equivalent (the "AUDITOR"). Except for a statement of the payments due pursuant to this Agreement, the Auditor will not disclose any information learned during the audit to Seller. Any such audit will be conducted at Seller's expense unless such audit reveals a deficiency of 10% or more in payments due to Seller, in which case Buyer shall reimburse Seller for the reasonable cost of such audit.

         4.4 APPOINTMENT OF NEW DIRECTORS. As it is envisioned that Brokaw and Sheri Halfon will resign as directors and officer of the Seller as of the Closing, promptly after the Closing Date, the Company shall take all reasonable steps necessary to cause at least two (2) individuals to be appointed to the Company's board of directors.


                                    ARTICLE V
                              CONDITIONS TO CLOSING

         5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of the following additional conditions:

                  (a) Other than approval by applicable Governmental Bodies of the assignment of Trademarks and Copyrights (which may be obtained after, but must be filed for at or prior to, the Closing), Seller shall have obtained all of the waivers, releases, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in
Section 4.2, including without limitation, having obtained the Assigned Contract Consents.

                  (b) No action, suit or proceeding shall be pending or, to the knowledge of Seller or Parent, threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Documents,
(ii) cause any of the transactions contemplated by this Agreement or the Ancillary Documents to be rescinded following consummation, or (iii) affect materially and adversely, in Buyer's sole reasonable judgment, the right of Buyer to own, operate or control any of the Acquired Assets following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  (c) The representations and warranties of Seller set forth in
Article II shall be true, correct and complete when made on the date hereof and shall be true, correct and complete as of the Closing Time as if made as of the Closing Time (except for representations and warranties made as of a specific date, which shall be true, correct and complete as of such date).

                  (d) Each of Seller and Parent shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement and the Ancillary Documents as of or prior to the Closing Time.

                  (e) All corporate and other proceedings required to be taken on the part of Seller and Parent to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Acquired Assets shall have been taken.

                  (f) Seller and Parent shall have executed and delivered this Agreement and the Ancillary Documents.

                  (g) All actions to be taken by Seller or Parent in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

         5.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of the following additional conditions:

                  (a) The representations and warranties of Buyer set forth in
Article III shall be true, correct and complete in all respects when made on the date hereof and shall be true, correct and complete as of the Closing Time as if made as of the Closing Time (except for representations and warranties made as of a specific date, which shall be true and correct as of such date).

                  (b) Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement and the Ancillary Documents as of the Closing Time.

                  (c) No action, suit, or proceeding shall be pending, or to the knowledge of Buyer, threatened, wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Documents, or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Documents to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  (d) All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.


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

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

         6.1 USE OF NAME. As soon as practicable following the Closing, Seller and Parent will take all actions necessary to change their respective corporate names and to cease, and cause any affiliated entities to cease, using the names "Avenue Entertainment Group," "Avenue Pictures," and any other name, Trademark, brand, or logo similar thereto, after the Closing.

         6.2 TRANSFER AND SALES TAX. Buyer and Seller agree to use reasonable efforts to minimize all sales, use and transfer taxes and other similar taxes and fees (including penalties and interest) ("TRANSFER TAXES"), if any, arising out of or in connection with or attributable to the consummation of the transactions contemplated by this Agreement. Seller shall be responsible under this Agreement for the timely payment of any such Transfer Tax. Buyer and Seller shall cooperate in all reasonable respects in the preparation and timely filing of all tax returns and other documentation required to be filed in respect of any Transfer Tax.

         6.3 SHARING OF DATA. Promptly upon request by Buyer made at any time following the Closing Date, Seller shall authorize the release to Buyer of all files pertaining to the Acquired Assets held by any Governmental Body or other third party.

         6.4 INDEMNIFICATION OF BROKAW. Seller and Parent shall indemnify Brokaw if Brokaw is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or any alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative by reason of the fact that Brokaw is or was a director, officer, employee or agent of Seller or Parent, or any subsidiary of Seller or Parent, or by reason of the fact that Brokaw is or was serving at the request of Seller or Parent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Seller or Parent, which approval shall not be unreasonably withheld) actually and reasonably incurred by Brokaw in connection with such action, suit or proceeding if Brokaw acted in good faith and in a manner Brokaw reasonably believed to be in or not opposed to the best interests of Seller or Parent, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Brokaw's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Brokaw did not act in good faith and in a manner which Brokaw reasonably believed to be in or not opposed to the best interests of Seller or Parent, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Brokaw's conduct was unlawful. Seller and Parent shall advance all expenses incurred by Brokaw in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referenced in this Section 6.4. Brokaw hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Brokaw is not entitled to be indemnified by Seller and Parent as authorized hereby. The advances to be made hereunder shall be paid by Seller and Parent to Brokaw within thirty (30) days following delivery of a written request therefor by Brokaw to Seller and Parent.

         6.5 REPORTS. Parent and Seller shall make and file all required reports, notices and other instruments required in connection with the transactions contemplated hereby with any Governmental Body or regulatory or trade association, including without limitation filing a Current Report on Form 8-K with the U.S. Securities and Exchange Commission. Parent and Seller shall provide Buyer with an opportunity to review and comment on each such report or notice.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY SELLER. Seller and Parent shall indemnify and hold harmless Buyer and its officers, directors, agents and affiliates from and against any and all claims, debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("DAMAGES") as incurred or suffered resulting from, relating to or constituting:

                  (a) any inaccuracy in, or breach of, any material representation or warranty or failure to perform any covenant or agreement of Seller contained in this Agreement or any of the Ancillary Documents;

                  (b) any Retained Liabilities; and

                  (c) any liability or obligation to pay severance benefits to any employee of Seller or Parent whose employment is terminated in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of Seller or Parent prior to the Closing Time that arose under any federal, state or foreign law or under any employee benefit plan or policies established or maintained by Seller.

         7.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and its officers, directors, agents and affiliates from and against any and all Damages as incurred or suffered resulting from, relating to or constituting any inaccuracy in, or breach of, any material representation or warranty or failure to perform any covenant or agreement of Buyer contained in this Agreement or any of the Ancillary Documents.

         7.3 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the Parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and continue until the second anniversary of the Closing Date.

                                  ARTICLE VIII
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following respective meanings:

         8.1 "ACQUIRED ASSETS" has the meaning set forth in Section 1.1(a).

         8.2 "ADDITIONAL CONVEYANCE AGREEMENTS" has the meaning set forth in
Section 1.6(b).

         8.3 "ANCILLARY DOCUMENTS" has the meaning set forth in Section 1.6(b).

         8.4 "PARENT" has the meaning set forth in the Introduction.

         8.5 "ASSIGNED CONTRACTS" has the meaning set forth in Section
1.1(a)(i).

         8.6 "ASSIGNED CONTRACT CONSENTS" has the meaning set forth in Section 4.2.

         8.7 "ASSIGNMENT AGREEMENTS" has the meaning set forth in Section
1.6(b).

         8.8 "ASSUMED LIABILITIES" has the meaning set forth in Section 1.2.

         8.9 "BILLS OF SALE" has the meaning set forth in Section 1.6(b).

         8.10 "BUYER" has the meaning set forth in the Introduction.

         8.11 "CLOSING" has the meaning set forth in Section 1.6(a).

         8.12 "CLOSING DATE" has the meaning set forth in Section 1.6(a).

         8.13 "CLOSING TIME" has the meaning set forth in Section 1.6(a).

         8.14 "DAMAGES" has the meaning set forth in Section 7.1.

         8.15 "GOVERNMENTAL BODY" means and includes any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         8.16 "INITIAL PUBLIC OFFERING" shall mean an initial public offering of shares of Buyer or any successor entity pursuant to an effective registration statement under the Securities Act of 1933, as amended.

         8.17 "INTELLECTUAL PROPERTY" means any and all of the following and all statutory and/or common law rights throughout the world in, arising out of or associated therewith: (A) all works of authorship, copyrights (registered or otherwise), copyrightable works, and all applications, registrations and renewals in connection therewith, and all other rights corresponding thereto throughout the world (individually a "COPYRIGHT" and collectively the "COPYRIGHTS"); (B) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application); (C) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names (whether or not registered) together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, and all rights therein provided by international treaties or conventions (individually a "TRADEMARK" and collectively the "TRADEMARKS");
(D) all United States and foreign patents, patent applications (including all provisional applications), patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (individually a "PATENT" and collectively the "PATENTS");
(E) all computer software and firmware, including data, databases and related documentation in both tangible and intangible form, and any and all code, including assemblers, applets, compilers, source code, object code, data (including sound and image data), HTML code, operating systems and specifications, design tools and user interfaces, in any form or format; (F) all trade secrets and confidential business information, know-how, formulas, ideas, concepts, technology and technical data, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (G) all licenses, agreements and other rights in any third party intellectual property and other proprietary rights, including moral and economic rights of authors and inventors (however denominated) and industrial rights, relating to any of the foregoing, in each case (to the extent assignable), including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions; and (H) all causes of action, rights and remedies relating to the Intellectual Property..

         8.18 "LIEN" means any mortgage, hypothecation, pledge, lien, security interest, claim, encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation, charge, restriction or limitation of any kind or nature.

         8.19 "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section
2.1.

         8.20 "PARTIES" has the meaning set forth in the Introduction.

         8.21 "PERSON" includes any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust or other entity or organization, whether or not a legal entity and whether foreign or domestic, or any Governmental Body.

         8.22 "PURCHASE CONSIDERATION" has the meaning set forth in Section 1.3.

         8.23 "RETAINED LIABILITIES" has the meaning set forth in Section 1.2.

         8.24 "SALE" means any sale of all or substantially all assets of Buyer, or any merger, consolidation or similar transaction as a result of which the members of Buyer hold less than 50% of the voting interests of the surviving entity.

         8.25 "SELLER" has the meaning set forth in the Introduction.

         8.26 "TAXES" means all taxes, charges, fees and similar assessments of any nature (including those relating to income, receipts, excise, real property, personal property, sales, use, transfer, estate or inheritance, withholding, employment, payroll and franchises) imposed by any federal, state, local or foreign taxing authority or Governmental Body.

         8.27 "TRADEMARKS" has the meaning set forth in Section 8.17.

         8.28 "TRANSFER TAXES" has the meaning set forth in Section 6.2.


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         9.2 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and, except as specifically set forth herein, supersedes any prior understandings, agreements, or representations between the Parties, written or oral, that may have related in any way to the subject matter hereof.

         9.3 SUCCESSION AND ASSIGNMENT. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than with the consent of all other Parties hereto. Subject to the limitations set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

         9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.5 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.6 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (a) one day after it is sent via a reputable nationwide overnight courier service, (b) on the date of delivery if delivered by personal delivery, (c) on the date the return receipt is signed if sent by registered or certified mail or, (d) in the case of a facsimile or electronic transmission, upon confirmation of completed transmission, in each case to the intended recipient as set forth below:

         If to Seller or Parent:            Avenue Pictures, Inc.
         ----------------------             Attn: Gene Feldman
                                            c/o Gene Feldman Productions, LLC
                                            10 West 55th Street, Apt. 26B
                                            New York, NY 10023
                                            Facsimile:

         If to Buyer or Brokaw:             Cary Brokaw Productions, Inc.
         ---------------------              Attn.: Mr. Cary Brokaw
                                            10202 W. Washington Blvd.
                                            David Lean Bldg., Rm. 119
                                            Culver City, CA  90232
                                            Facsimile: (310) 244-6869

         Any Party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the Party to whom it is sent. Any Party may change the address to which notices, instructions and communications are to be delivered by giving the other Parties notice thereof in the manner herein set forth in this
Section 9.6.

         9.7 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California. Legal proceedings relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in the State of California. The Parties each consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

         9.8 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.10 EXPENSES. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         9.11 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Except if otherwise provided, the word "including," as used herein means including without limitation.

         9.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.


BUYER:                                     SELLER:

CARY BROKAW PRODUCTIONS, INC.              AVENUE PICTURES, INC.
a Delaware corporation                     a Delaware corporation



By: /S/ CARY BROKAW                        By: /S/ GENE FELDMAN
    -------------------------------            --------------------------------
    CARY BROKAW, ITS PRESIDENT                 GENE FELDMAN, ITS PRESIDENT
                                               AND CHIEF EXECUTIVE OFFICER




BROKAW:                                    PARENT:

                                           AVENUE ENTERTAINMENT GROUP, INC.
                                           a Delaware corporation

By: /S/ CARY BROKAW                        By: /S/ GENE FELDMAN
    -------------------------------            --------------------------------
      CARY BROKAW                              GENE FELDMAN, ITS CHAIRMAN OF
                                               THE BOARD